UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2014

Blue Earth, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-148346 (Commission File Number)	98-0531496 (IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (702)263-1808

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangement of Certain Officers

Blue Earth, Inc. (the “Company”) has appointed Donald R. Kendall, Jr. (“Kendall”), Chief Executive Officer of Blue Earth Capital, Inc., its wholly-owned capital formation subsidiary (“BEC”).  As previously announced on December 12, 2013, Kendall and BEC will focus on sourcing equity and debt capital for the Company’s combined heat and power (“CHP”) or co-generation projects; its solar PV projects and energy efficiency projects.  The capital formation entity will also source capital for strategic acquisition and joint development opportunities.

Donald R. Kendall, Jr., age 61, was elected Chief Executive Officer and a director of BEC as of January 31, 2014.  He has been the Chief Executive Officer of Kenmont Solutions Capital GP, LLC, an investment management firm specializing in alternative investments and private equity since 1998.  Mr. Kendall also utilized his extensive background in the power, energy and clean energy industries overseeing event driven, distressed, capital structure arbitrage and private equity investments in these sectors for Carlson Capital, L.P, while overseeing Kenmont's private equity and venture capital fund of funds.

From 1993 to 1998, Mr. Kendall was President of Cogen Technologies Capital Company, L.P.  His responsibilities included acquisitions, domestic and international project development, project and corporate financings, asset management, strategic planning and the initiation of Cogen's planned reorganization, initial public offering and ultimate sale for $1.1 billion.  In addition to his duties at Cogen, Mr. Kendall was the founding Chairman and Chief Executive Officer of Palmetto Partners, Ltd., a family office and investment management company for a Forbes 400 family.  Mr. Kendall's duties included identifying, analyzing, structuring, investing, monitoring and exiting investments in private equities on a direct basis and through private equity funds.  In addition, Mr. Kendall managed various public equity hedge fund and fixed income portfolios for affiliated entities and three charitable foundations.  He also serves as a director of American Midstream Partners, LP (NYSE: AMID), Solar City Corporation (NASDAQ: SCTY), Stream Energy and Tangent Energy Solutions, Inc.

Mr. Kendall received a B.A. degree from Hamilton College and an M.B.A. from The Amos Tuck School of Business Administration at Dartmouth College.

The Company entered into a two-year employment agreement with Kendall which shall be automatically extended for one-year periods unless terminated by either party on at least thirty (30) days’ prior written notice.  There is no specific time requirement under the contract. Mr. Kendall is being compensated at the rate of $120,000 per annum.  He received an aggregate of 1,300,000 stock options under his employment contract exercisable at $2.00, the fair market value of the Company’s common stock, when the purchase price was agreed to on December 4, 2013.  The Company agreed to negotiate in good faith success fees for transactions he introduces or for which Kendall is actively involved.  Mr. Kendall is entitled to a year’s severance pay, plus earned bonuses if his contract is terminated by him for Good Reason (as defined) or if he is terminated Without Cause (as defined).  Kendall is subject to a non-compete and non-solicitation for the longer of the period he is employed by the Company or for two years from the execution of his agreement.

As previously announced, the Company completed the purchase of 100% of the equity interests in Kenmont Solutions Capital GP, LLC (“Kenmont”), the Company owned by Donald Kendall.  The Company issued 25,000 shares of its restricted common stock pursuant to an Equity Exchange Agreement.  The Company simultaneously entered into a Sale of Goodwill Agreement (“SGA”) to purchase Kendall’s personal goodwill.  Under the SGA, Kendall agreed to:  let the Company use his names and contacts at Kenmont; transfer to the Company certain documents he owns and controls related to certain prior relationships; reconnect the Company to contacts in the energy efficiency and clean tech industry; and enter into the employment agreement.  The purchase price for Kendall’s goodwill was 1,725,000 shares of restricted common stock of the Company and options to purchase 200,000 shares of common stock at an exercise price of $2.00 per share.

The above-described 1,750,000 restricted shares of the Company’s common stock are subject to an eighteen (18)-month lock-up period and for a leak-out provision for the following twelve (12)-month period ending thirty (30) months from January 31, 2014.

Item 1.01

Entry Into a Material Definitive Agreement

See Item 5.02 for the terms and conditions of the following agreements which have been filed as exhibits to this Form 8-K and incorporated herein by reference:

•

Employment Agreement

•

Equity Exchange Agreement

•

Sale of Goodwill Agreement

Item 3.02

Unregistered Sale of Equity Securities

As described under Item 5.02 above, an aggregate of 1,750,000 restricted shares of common stock and options to purchase 1,500,000 shares of common stock were issued pursuant to the above-described agreements.  There were no placement agreements or underwriters involved and no sales commissions were paid. In addition, 50,000 restricted shares of common stock were issued as a finder's fee to FINRA regsitered members. The securities are issued in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01

Exhibits

(d)  Exhibits  The following exhibits are filed with the current report on Form 8-K.

10.01	Employment Agreement dated January 31, 2014 by and between Blue, Earth, Inc. and Donald R. Kendall, Jr.
10.02	Equity Exchange Agreement dated January 31, 2014 by and among Blue Earth, Inc., Kenmont Solutions Capital GP, LLC and Donald R. Kendall, Jr.
10.03	Sale of Goodwill Agreement dated as of January 31, 2014 by and between Blue Earth, Inc. and Donald R. Kendall, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2014	Blue Earth, Inc.

	By:	/s/ Johnny R. Thomas
Name: Johnny R. Thomas
Title: CEO

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